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                                EXHIBIT INDEX

(a)(4) Articles of Amendment to the Articles of Incorporation, dated April 21, 2006.

(d)(1) Investment Management Services Agreement, amended and restated, dated May 1, 2006, between Registrant and RiverSource Investments, LLC.

(h)(7)   Agreement and Plan of Reorganization between AXP Variable Portfolio
         - Investment Series, Inc., on behalf of RiverSource Variable Portfolio - Strategy Aggressive Fund, and AXP Variable Portfolio - Investment Series, Inc., on behalf of RiverSource Mid Cap Growth Fund, dated Nov. 10, 2005.

(h)(8)   Agreement and Plan of Reorganization between AXP Variable Portfolio
         - Investment Series, Inc., on behalf of RiverSource Variable Portfolio - New Dimensions Fund, and AXP Variable Portfolio - Investment Series, Inc., on behalf of RiverSource Large Cap Equity Fund, dated Nov. 10, 2005.

(q)(1) Directors/Trustees Power of Attorney to sign Amendments to this Registration Statement, dated April 12, 2006.